UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	November 22, 2010

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2010, AmTrust Financial Services, Inc. (the “Company”) entered into a new employment agreement with Max G. Caviet, President of its wholly-owned subsidiary, AmTrust International Insurance, Ltd.

Pursuant to Mr. Caviet’s employment agreement, he has agreed to serve as President of the Company’s wholly-owned subsidiary, AmTrust International Insurance, Ltd., and as an officer and director of certain of the Company’s other affiliates.  Mr. Caviet’s term of employment under this agreement continues until December 31, 2013, at which time the employment agreement will automatically renew for successive three-year terms, unless either the Company or Mr. Caviet provides 180 days’ written notice of an intention not to renew (the “Employment Period”). Pursuant to the employment agreement, Mr. Caviet will receive an annual base salary in the amount of £350,000, which will increase to £450,000 effective January 1, 2011 and is subject to an annual salary review as of each January 1st during the Employment Period.  Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by the Company and its affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year.  “Subject Profit” is defined in the agreement as the Company’s pre-tax operating income for the calendar year, excluding investment gains and losses and extraordinary and non-recurring income, as determined by the Company’s independent public accountants.  The “profit target” is, for each calendar year during the Employment Period, the greater of the subject profit for the preceding calendar year and the subject profit of the Company for the annual period ended December 31, 2008.  The annual profit bonus is subject to a cap, which is an amount equal to (i) three times Mr. Caviet’s then current salary if the subject profit is more than 110% of the profit target; (ii) two times Mr. Caviet’s then current salary if the subject profit is 110% or less, but greater than 100% of the profit target; and (iii) Mr. Caviet’s then current salary if the subject profit is 100% or less, but equal to or greater than 75% of the profit target.  Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, the Company may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the Employment Period, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date.  In addition, the Company must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary the Company owes to Mr. Caviet will be offset by the amount of any insurance provided.  In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the Employment Period or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If the Company terminates or does not renew Mr. Caviet’s employment for gross misconduct, the Company will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. Gross misconduct is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following the Company’s written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects the business or reputation of the Company or Mr. Caviet.

If the Company terminates or non-renews Mr. Caviet’s employment for any reason (including disability) other than gross misconduct, Mr. Caviet will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet through the end of the Employment Period, through the expiration of such business, for a maximum period of five years from the end of the Employment Period.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of the Company’s customers or employees or solicit any entity that has been contacted by the Company regarding a possible acquisition of that entity, for two years after termination.

The description of the agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated November 22, 2010, by and between the Company and Max G. Caviet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	November 23, 2010

/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary